[seal]
ROSS MILLER
Secretary of State
204 North Carlson Street, Ste 1
Carson City, Nevada, 89701-4299
(775) 684-5708
website: secretaryofstate.biz



Filed in the office of                  Document Number
/s/ Ross Miller                         20070078453-66
Ross Miller                             Filing Date and Time
Secretary of State                      02/05/2007 9:290 AM
State of Nevada                         Entity Number
                                        C965-1997



Certificate of Designation
(PURSUANT TO NRS 75.1955)


USE BLACK INK ONLY-DO NOT HIGHLIGHT           ABOVE SPACE IS FOR OFFICE USE ONLY

                           Certificate of Designation
                         For Nevada Profit Corporations
                           (Pursuant to NRS 75.1955)

1. Name of corporation:

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                            JUNIPER GROUP, INC.
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2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

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The Corporation shall be authorized to issue 9,000,000 shares of Series D
Preferred Stock, par value $0.10 per share. Each share of Series D
Preferred Stock shall have a stated value of Ten Cents ($0.10).
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3. Effective date of filing (optional):
                                        ---------------------------------------
                                        (must not be later than 90 days after
                                         the certificate is filed)

4. Officer Signature (Required): X  /s/ Vlado P. Hreljanovic
                                    -------------------------------------------

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. Nevada Secretery of State
                                                   AM 78.209 2007
                                                   Revised 01/01/2007



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                              JUNIPER GROUP, INC.
                      CERTIFICATE OF DESIGNATION, POWERS,
                           PREFERENCES AND RIGHTS OF
                            SERIES D PREFERRED STOCK

           Pursuant to Section 78.195 of the Nevada Revised Statutes

         The undersigned, being all of the Directors of Juniper Group, Inc., a Nevada corporation (the "Corporation"), do hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent as of December 11, 2006:

         WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, to privide by resolution or resolutions for the issuance of Ten Million (10,000,000) shares of Preferred Stock, par value $0.10 per share, of the Corporation, in such class or series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation's Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

         WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

         By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

         1. Designation and Authorized Shares. The Corporation shall be authorized to issue Nine Million (9,000,000) shares of Series D Preferred Stock, par value $0.10 per share (the "Series D Preferred Stock").

         2. Stated Value. Each share of Series D Preferred stock shall have a stated value of Ten Cents ($0.10) (the "Stated Value").

        3. Liquidation.

         3.1 Upon the liquidation, dissolution or winding up of the business of the Corporation, whether volunatary or involuntary, each holder of Series D Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefore,

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a preferential amount in cash equal to (and not more than) the Stated Value. All preferential amounts to be paid to the holders of Series D Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide tht the holders of Series D Preferred Stock should receive preferenetial payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation's
Common Stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series D Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series D Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

         3.2 Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency prceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

         4. Voting. Except as otherwise expressly required by law, each holder of Series D Preferred Stock shall be entitled to vote on all matters submitted to the shareholders of the Corporation and shall be entitled to sixty (60) votes for each share of Series D Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law, the holders of shares of Series D Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separtate class.

         5. No Right of Conversion. The holders of Series D Preferred Stock shall have no right or privilege to convert their shares of Series D Preferred Stock into Common Stock of the Corporation.

         6. Record Holders. The Corporation and its transfer agent, if any, for the Series D Preferred Stock may deem and treat the record holder of any shares of Series D Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

         7. Restrictions and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the

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

then-outstanding shares of the Series D Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series D Preferred Stock, including without limitation:

         (a) Reduce the amount payable to the holders of Series D Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series D Preferred Stock to the rights upon liquidation of the holders of any other capital stock in the Corporation:

         (b) Cancel or modify adversely and materially the voting rights as provided in Section 4 hereof; or

         (c) Take any action which would result in the change of control of fifty percent (50%) or more of the ownership of the Corporation.

         IN WITNESS WHEREOF, the undersigned, being all of the Directors of the Corporation, have executed this Certificate of Designation, Powers, Preferences and Rights of Series D Preferred Stock as of the 11th day of December, 2006.

JUNIPER GROUP, INC.

By:  /s/ Vlado P. Hreljanovic
    --------------------------
        Vlado P. Hreljanovic, Director

By:  /s/ Barry S. Huston
    --------------------------
        Barry S. Huston, Director


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